Exhibit 10.38

CLAYTON WILLIAMS ENERGY, INC.

OPTION AGREEMENT

OUTSIDE DIRECTORS STOCK OPTION PLAN

Optionee	Date of Grant

At the direction of the Stock Option Committee appointed by the Board of Directors of Clayton Williams Energy, Inc. (the “Company”), you are hereby notified that you have been granted an option pursuant to the Outside Directors Stock Option Plan (the “Plan”).  The grant of this option is specifically subject to the terms and conditions of the Plan.

The option granted to you is to purchase              shares of the $.10 par value common stock of the Company at a price of $                 per share.  The date of grant of this option is the date of this Option Agreement.

The option granted to you will expire ten (10) years from the date of grant.

A copy of the Plan and the Prospectus that relates thereto has previously been provided to you.  Should you desire another copy or require a copy of the documents incorporated by reference in the Prospectus, please contact L. Paul Latham, the Company’s compliance representative.

At the time or times you wish to exercise this option, in whole or in part, please refer to the Plan and the Prospectus for the details regarding the formalities required.

CLAYTON WILLIAMS ENERGY, INC.

By:
L. Paul Latham
Executive Vice President

Acknowledged:

Optionee